                                                                  EXHIBIT (a)(9)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase (as defined below) dated October 20, 2000 and the related Letter of Transmittal (as defined below) as each may be amended or supplemented from time to time. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser (as defined below) by Banc of America Securities LLC, the Dealer Manager, or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      Notice of Offer to Purchase for Cash

                     All Outstanding Shares of Common Stock

                                       of

                               Engle Homes, Inc.

                                       at

                              $19.10 Net Per Share

                                       by

                            Helios Acquisition Corp.

                          a wholly owned subsidiary of

                          Technical Olympic USA, Inc.

     Helios Acquisition Corp. (the "Purchaser"), a Florida corporation and a wholly owned subsidiary of Technical Olympic USA, Inc. ("Technical Olympic"), a Delaware corporation, is offering to purchase all outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Engle Homes, Inc. (the "Company"), a Florida corporation, at $19.10 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated October 20, 2000 (as amended or supplemented from time to time, the "Offer to Purchase"), and in the related Letter of Transmittal (the "Letter of Transmittal," which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the "Offer"). Technical Olympic is an indirect wholly owned subsidiary of Technical Olympic S.A., a company incorporated under the laws of Greece. Tendering shareholders who have Shares registered in their name and who tender directly will not be charged brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer.

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|   THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK    |
|   CITY TIME, ON FRIDAY, NOVEMBER 17, 2000, UNLESS THE OFFER IS EXTENDED.     |
--------------------------------------------------------------------------------

     THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER (THE "MERGER AGREEMENT") DATED AS OF OCTOBER 12, 2000 BY AND AMONG THE COMPANY, TECHNICAL OLYMPIC AND THE PURCHASER. PURSUANT TO THE MERGER AGREEMENT, AFTER COMPLETION OF THE OFFER, AND SUBJECT TO THE SATISFACTION OR WAIVER OF ALL CONDITIONS, THE PURCHASER WILL BE MERGED WITH AND INTO THE COMPANY (THE "MERGER") AND EACH ISSUED AND OUTSTANDING SHARE (OTHER THAN SHARES WHICH ARE HELD BY THE COMPANY, TECHNICAL OLYMPIC OR THE PURCHASER OR BY SHAREHOLDERS EXERCISING DISSENTERS' RIGHTS UNDER FLORIDA LAW, IF AVAILABLE) WILL, BY VIRTUE OF THE MERGER AND WITHOUT ANY ACTION ON THE PART OF THE HOLDER THEREOF, BE CONVERTED INTO THE RIGHT TO RECEIVE $19.10 PER SHARE IN CASH, OR ANY HIGHER PRICE PER SHARE PAID PURSUANT TO THE OFFER, WITHOUT INTEREST THEREON. THE MERGER AGREEMENT IS MORE FULLY DESCRIBED IN THE OFFER TO PURCHASE.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER, HAS DETERMINED THAT THE OFFER AND THE

MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF SHARES, AND RECOMMENDS THAT HOLDERS OF SHARES TENDER THEIR SHARES PURSUANT TO THE OFFER.

     The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares that represents at least a majority of the total issued and outstanding Shares on a fully diluted basis as of the date such Shares are purchased pursuant to the Offer (the "Minimum Condition") and the satisfaction or waiver of certain conditions described in Section 12 of the Offer to Purchase. The Offer is not conditioned on the Purchaser obtaining financing.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not withdrawn as, if and when the Purchaser gives oral or written notice to Wilmington Trust Company (the "Depositary") of its acceptance for payment of such Shares pursuant to the Offer.

     Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for all tendering shareholders for the purpose of receiving payments from the Purchaser and transmitting such payments to tendering shareholders whose Shares have been accepted for payment.

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to) such Shares, (b) a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. UNDER NO CIRCUMSTANCES WILL ANY INTEREST BE PAID ON THE OFFER PRICE FOR THE TENDERED SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. The Offer is subject to certain conditions set forth in the Offer to Purchase. If any such condition is not satisfied, the Purchaser may, except as provided in the Merger Agreement, (a) terminate the Offer and return all tendered Shares to tendering shareholders, (b) extend the Offer and, subject to withdrawal rights as set forth below, retain all such Shares until the expiration of the Offer as so extended, (c) waive such condition (other than the Minimum Condition) and purchase all Shares validly tendered and not withdrawn prior to the expiration of the Offer or (d) delay acceptance for payment of, or payment for, Shares, subject to applicable laws, until satisfaction or waiver of the conditions to the Offer.

     The term "Expiration Date" means 12:00 midnight, New York City time, on November 17, 2000, unless the Purchaser, in accordance with the Merger Agreement, extends the period of time during which the Offer is open, in which event the term "Expiration Date" means the latest time and date on which the Offer, as so extended by the Purchaser, expires. Subject to the applicable rules and regulations of the Securities and Exchange Commission and the terms of the Merger Agreement, the Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary. Any such extension will be followed as promptly as possible by a public announcement thereof. During any such extension, all Shares previously tendered and not withdrawn may be retained by the Depositary, subject to the right of a tendering shareholder to withdraw its Shares. Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn at any time after December 18, 2000, unless theretofore accepted for payment as provided in the Offer to Purchase.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase and must specify the name, address and taxpayer identification number of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered such Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered for the account of an Eligible Institution (as defined in the Offer to Purchase), the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. None of the Purchaser, Technical Olympic, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by following one of the procedures described in Section 3 of the Offer to Purchase at any time prior to the Expiration Date.

     Under the Merger Agreement and pursuant to Rule 14d-11 of the rules and regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Purchaser, subject to certain conditions, may provide a subsequent offering period following the Expiration Date. Under the Exchange Act, no withdrawal rights apply to Shares tendered during a subsequent offering period and no withdrawal rights apply during the subsequent offering period with respect to Shares tendered in the Offer and accepted for payment. See Section 1 of the Offer to Purchase.

     The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the rules and regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

     The Company has provided the Purchaser with the Company's shareholder list and security position listings for the purpose of disseminating the Offer to shareholders. The Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

     THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. Requests for additional copies of the Offer to Purchase, the Letter

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of Transmittal and other tender offer materials may be directed to the
Information Agent, the Dealer Manager or brokers, dealers, commercial banks and trust companies. Such additional copies will be furnished at the Purchaser's expense. No fees or commissions will be paid to brokers, dealers or other persons (other than the Dealer Manager and the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

                    The Information Agent For The Offer Is:

                        [MACKENZIE PARTNERS, INC. LOGO]

                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (call collect)
                      E-mail: proxy@mackenziepartners.com
                                       or
                         CALL TOLL-FREE (800) 322-2885


                      The Dealer Manager For The Offer Is:

                     [BANC OF AMERICA SECURITIES LLC LOGO]

                         9 West 57th Street, 48th Floor
                            New York, New York 10019
                         (212) 583-8537 (call collect)
                                       or
                    CALL TOLL-FREE (888) 583-8900 ext. 8537

October 20, 2000